UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☑	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

PHOENIX TECHNOLOGIES LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

On February 7, 2007, Phoenix Technologies Ltd. issued the following press release:

news release
ISS, Leading Provider of Proxy Voting Services, Recommends Phoenix Shareholders Vote
“FOR” Board Recommended Slate of Directors
-ISS Recommends Phoenix Shareholders VOTE THE BLUE Proxy to Support the Election of Mr. Dury
and Mr. Elgamal
-Recommends Investors Vote Against Dissident Ramius Group
MILPITAS, Calif., February 07, 2007 — Phoenix Technologies Ltd. (NASDAQ: PTEC), the global leader in core systems firmware, said today that Institutional Shareholder Services (“ISS”), a leading provider of proxy voting and corporate governance solutions to the institutional marketplace, has recommended that Phoenix shareholders use management’s BLUE proxy form to vote their shares at Phoenix’s Shareholder Meeting on February 14, 2007 in favor of management’s slate of directors. ISS recommends that shareholders DO NOT VOTE the white dissident proxy.
ISS is widely recognized as a leading provider of proxy voting and corporate governance solutions to the institutional marketplace. Its analyses and recommendations are relied upon by 1,712 institutional investment firms, mutual funds and fiduciaries worldwide.
Yesterday, the Company announced that Glass Lewis, another widely respected independent proxy advisory firm, has also recommended to shareholders to support the Phoenix slate of Elect Directors.
ISS spoke to Phoenix management and the Ramius Group before recommending that shareholders vote for the management nominees. Any shareholder seeking the advice of a knowledgeable and independent third party should consider the ISS recommendation.

ISS met with both Phoenix management and the dissidents to get a better understanding of their respective perspective on the proxy contest and their plans for the company. The ISS analysis focused on:

Potential conflict of interest for dissident nominees
New management’s plan seems to be working
Positive market reaction to management’s strategic plan
Restructured board
“We are extremely pleased that highly respected proxy voting services firms and advisory organizations such as ISS and Glass Lewis, have recognized the fact that Ramius Group’s nominees have a potential conflict of interest. We believe that shareholder interests are best served by supporting the current management and the board,” said Mr. Woody Hobbs, president and chief executive officer of Phoenix Technologies.
“Our current management strategy is yielding results and the market has responded favorably to our course of action. This is evidenced by a 39.5% increase in our stock price since Sep 2006. Our 1QFY2007 results announced last month indicate a turn-around in revenue and margins, and we hope to continue to proceed on our development plan for Phoenix in the upcoming quarters. We want to focus all of our efforts on execution of our business plan and not on solving the problems that could arise from a fragmented board,” added Mr. Hobbs.

DISCARD ANY WHITE PROXIES AND VOTING FORMS sent by the dissident, Ramius Group
IF YOU HAVE ALREADY VOTED A WHITE PROXY FORM, CHANGE YOUR VOTE NOW
     PLEASE SIGN, DATE AND RETURN YOUR BLUE proxy as soon as possible

Beneficial owners (shares held through a brokerage firm or custodian bank) may choose to call 1-800-454-8683 or visit www.proxyvote.com to vote. If voting electronically, you would need to enter the 12 digit Control Number located on the right hand side of the BLUE voting form provided by your broker or bank. Registered or record holders are required to mail in their BLUE cards.
If you need assistance voting your shares, please call Morrow & Co. at 1-800-662-5200.
About Phoenix Technologies
Phoenix Technologies Ltd. (NASDAQ: PTEC) is the global market leader in system firmware that provides the most secure foundation for today’s computing environments. The Company established industry leadership with its original BIOS product in 1983, and today has 149 technology patents, has shipped in over one billion systems, and continues to ship in over 125 million new systems each year. The company’s breakthrough solution, TrustedCore, enables hardware vendors to bring secure devices to market with the latest advances in Microsoft operating systems. The PC industry’s top builders and specifiers trust Phoenix to pioneer open standards and deliver innovative solutions to help them accelerate time to market, differentiate products and increase profits. Phoenix is headquartered in Milpitas, California with offices worldwide. For more information, visit www.phoenix.com.
Phoenix, Phoenix Technologies, and the Phoenix Technologies logo are trademarks and/or registered trademarks of Phoenix Technologies Ltd. All other trademarks are the property of their respective owners.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
With the exception of historical information, the statements set forth above include forward-looking statements that involve risk and uncertainties. All forward-looking statements included in this document are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Factors that could cause actual results to differ materially from those in the forward looking statements are discussed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Form 10-K, filed December 14, 2006.
Contacts
Investor Enquiries:
Phoenix Technologies
Investor Relations
Tel. +1 408 570 1000
E-mail: investor_relations@phoenix.com
Erica Mannion, Sapphire Investor Relations
Tel. +1 212 766 1800 x203
E-mail: emannion@sapphireinvestorrelations.com
SOURCE: Phoenix Technologies Ltd.

3